Contact:	G. William Beale – (804) 632-2121
President and Chief Executive Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

November 18, 2009	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION ANNOUNCES

REPAYMENT TO THE U. S. TREASURY

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH – News) announced it has redeemed the Preferred Stock issued to the United States Department of the Treasury (the “Treasury”) by repaying the $59 million it received in December 2008 under the Capital Purchase Program (“CPP”), which was created in the fall of 2008 under the federal Troubled Asset Relief Program.

“Our banks have been well capitalized throughout the time we have participated in the CPP. Additionally, the Company’s recent qualified equity offering that netted $59 million in mid-September will provide for any future growth opportunities. We are delighted that our regulators approved the Company’s redemption of the CPP investment, which we believe is in the best interests of our shareholders,” said G. William Beale, the Company’s President and CEO.

The Company plans to initiate discussions with the Treasury for the repurchase of the common stock purchase warrant issued to the Treasury in December 2008; that warrant, initially exercisable for 422,636 shares of UBSH’s common stock, was reduced by 50% to 211,318 shares of UBSH’s common stock after the Company’s successful completion of its qualified public offering in accordance with the terms of the warrant. The Company has 15 days from today’s repurchase date to determine if it will offer to repurchase the common share warrant issued to the Treasury or allow the Treasury to liquidate the warrant in the open market. Any adjustments to earnings resulting from the repayment of the preferred stock and/or repurchase of the warrant will be reflected upon settlement.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation (the “Company” or “Union”) is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 30, 2009, the Company and First Market Bank, FSB announced the signing of an agreement pursuant to which First Market Bank, FSB will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market Bank, FSB, a privately held federally chartered savings bank with over $1.3 billion in assets, currently operates 39 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, the Company will become the largest Virginia based community banking organization with approximately 95 branch locations and total assets of more than $4.0 billion. The transaction is expected to be completed as soon as reasonably practicable after regulatory approval is received, with closing to occur early in the first quarter of 2010.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgments of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, mergers and acquisitions, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.